Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK 10036-6522 --------- TEL: (212) 735-3000 October 25, 2012	FIRM/AFFILIATE
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DigitalGlobe, Inc.

1601 Dry Creek Drive, Suite 260

Longmont, Colorado 80503

Re:	Registration Statement on Form S-4 of DigitalGlobe, Inc.

Ladies and Gentlemen:

We have acted as special counsel to DigitalGlobe, Inc., a Delaware corporation (“Parent”), in connection with the proposed merger of 20/20 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub 1”) and a direct wholly-owned subsidiary of Parent with and into GeoEye, Inc., a Delaware corporation (“Company”) with Company surviving as a direct wholly-owned subsidiary of Parent (the “First Step Merger”), followed immediately by the merger of Company with and into WorldView, LLC, a Delaware limited liability company (“Merger Sub 2”) and a direct wholly-owned subsidiary of Parent, with Merger Sub 2 surviving as a wholly-owned subsidiary of Parent (the “Second Step Merger,” and taken together with the First Step Merger, the “Merger”) pursuant to the Agreement and Plan of Merger dated as of July 22, 2012, as amended on August 30, 2012, by and among Parent, Merger Sub 1, Merger Sub 2, and Company (the “Merger Agreement”). This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-183646) (as amended through the date hereof, the “Registration Statement”) of Parent, including the Joint Proxy Statement/Prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In connection with this opinion, we have examined various documents, including (1) the Registration Statement, (2) the Merger Agreement and (3) and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In addition, we have relied upon statements and representations as to certain facts made by officers and other representatives of Parent, Company, and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents

DigitalGlobe, Inc.

October 25, 2012

submitted to us as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we are of the opinion that under current law:

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the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to holders of Company common stock as described under “U.S. Federal Income Tax Consequences of the Merger”.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the transaction described in the Registration Statement, any transaction related thereto, or of ownership of Parent common stock.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under

DigitalGlobe, Inc.

October 25, 2012

the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher and Flom LLP